Exhibit 10.2

STATE-INVESTORS BANK

2009 SUPPLEMENTAL RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS

This 2009 Supplemental Retirement Plan for Non-Employee Directors (the “Plan”) is adopted by State-Investors Bank (the “Bank”) for the benefit of its non-employee directors effective as of the 9th day of June 2009 (the “Effective Date”).

WITNESSETH:

WHEREAS, the Bank recognizes the unique qualifications of its non-employee directors and the valuable services that they have provided to the Bank;

WHEREAS, the Bank wishes to recognize such service and proposes to supplement the retirement benefits of its non-employee directors by adopting this Plan; and

WHEREAS, the Plan is designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.

NOW, THEREFORE, the Bank adopts this Plan pursuant to the terms and provisions set forth below:

1. Eligible Participants. Schedule A hereto sets forth those members of the Board of Directors of the Bank who are not employees of the Bank as of the Effective Date of the Plan and who are deemed to be participants (each a “Participant” and collectively the “Participants”) in the Plan as of the Effective Date. The Bank may elect to designate future non-employee directors of the Bank as Participants in the Plan by amending Schedule A hereto to set forth the name and vesting schedule of such new non-employee directors.

2. Service Period; Vesting. Except as otherwise provided herein and in Schedule A, this Plan requires a non-employee director to serve on the Board of Directors of the Bank for a period of at least fifteen (15) years and to attain at least age sixty-five (65) in order to receive the full Supplemental Retirement Benefit (as defined in Section 3(a) of this Plan) provided by this Plan. Schedule A attached hereto contains a vesting schedule for each Participant as of the Effective Date of the Plan and for service credit to be earned after the Effective Date of the Plan. Each current Participant who is not 100% vested in the Supplemental Retirement Benefit as of the Effective Date of this Plan shall vest at the rate of 10% per year for each additional year of service credit earned following the Effective Date of the Plan. For these purposes, each current Participant who is not 100% vested as of the Effective Date shall receive credit for a full year of service as of the last day of June of each calendar year while he is in the active service of the Board of Directors of the Bank, commencing June 30, 2010.

3. Retirement Benefit.

(a) Upon any retirement by a Participant from service on the Board of Directors which constitutes a Separation from Service (as defined herein) after becoming 100% vested, the Participant shall be entitled to receive from the Bank an annual supplemental retirement benefit equal to $7,500 (the “Supplemental Retirement Benefit”), payable in equal annual installments for ten (10) consecutive years. The annual installment payments shall begin on the first day of the calendar quarter next following the Participant’s Separation from Service and shall continue thereafter on each annual anniversary of the first installment payment date hereunder until a total of ten (10) such payments have been made, subject to Section 3(b) below. For purposes hereof, a Separation from Service shall mean a termination of the Participant’s services (whether as an employee or as an independent contractor) to the Bank for any reason other than death. Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

(b) Notwithstanding any provision of this Plan to the contrary, if a Participant is considered a Specified Employee (as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder) at the time of the Participant’s Separation from Service, benefit distributions that are made as a result of the Separation from Service may not be made or commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 3(b) is applicable to a Participant, any distribution which would otherwise be paid to the Participant within the first six months following the Separation from Service shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the Separation from Service. Any subsequent annual installments shall be paid on the annual anniversary date of the date the first payment was actually paid.

4. Death. In the event that a Participant has a Separation from Service under this Plan and subsequently dies prior to the receipt of ten (10) years of Supplemental Retirement Benefits, the remainder of the Supplemental Retirement Benefits shall be payable each year to the beneficiary(ies) designated by the Participant until all ten annual installments have been paid, except as set forth in Section 8 below. In the event a Participant dies while in the active service of the Bank, the beneficiary(ies) designated by the Participant shall receive the full Supplemental Retirement Benefit in a single lump sum payment within thirty (30) days following the Participant’s date of death.

5. Separation from Service without Full Vesting.

(a) Except as set forth in Section 5(b) below, in the event that a Participant has a Separation from Service prior to becoming 100% vested in the Supplemental Retirement Benefit, whether with or without Cause (as defined herein), the Participant shall be entitled to receive the Accrued Amount (as defined in Section 6 of this Plan) payable in a lump sum on the first day of the calendar quarter next following the Participant’s Separation from Service, subject to delay pursuant to Section 3(b) above. For purposes of this Plan, termination of the Participant’s service for Cause shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Plan. For purposes of this paragraph, no act or failure to act on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Bank.

(b) In the event that a Participant has a Separation from Service other than for Cause concurrently with or within two years following a Change in Control (as defined herein), the Participant shall receive the full Supplemental Retirement Benefit set forth in Section 3(a) hereof beginning on the first day of the calendar quarter next following the Separation from Service and continuing thereafter until a total of ten (10) such payments have been made, subject to delay pursuant to Section 3(b) above. For purposes of this Agreement, a “Change in Control” shall mean a change in the ownership of the Bank, a change in the effective control of the Bank or a change in the ownership of a substantial portion of the assets of the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder; provided, however, that any future conversion of the Bank from the mutual to the stock form of organization shall not be deemed to be a Change in Control.

6. Vested Benefit. Each Participant shall be one hundred percent (100%) vested in all amounts that are accrued for his benefit under the Plan as of the respective date of each accrual (the “Accrued Amount”). Notwithstanding anything in the Plan to the contrary, in the event of a Participant’s death prior to a Separation from Service, the Participant shall be deemed 100% vested in the Supplemental Retirement Benefit set forth in Section 3(a) hereof effective as of the date of the Participant’s death. In addition, notwithstanding anything in the Plan to the contrary, if a Participant has a Separation from Service either concurrently with or within two years following a Change in Control, the Participant shall be deemed 100% vested in the Supplemental Retirement Benefit set forth in Section 3(a) effective as of the date of such Separation from Service.

7. Withholding. To the extent required by the law in effect at the time payment of the Supplemental Retirement Benefit or Accrued Amount is made, the Bank shall withhold from such payment any taxes or other amounts required by law to be withheld.

8. Designation of Beneficiary. A Participant may from time to time, by providing a written notification to the Compensation Committee (or, if none, the Executive Committee) of the Bank (the “Committee”) substantially in the form attached hereto as Schedule B, designate any person or persons (who may be designated concurrently, contingently or successively), his estate or any trust or trusts created by him to receive benefits which are payable under this Plan. Each beneficiary designation shall revoke all prior designations and will be effective only when filed in writing with the Committee. If a Participant fails to designate a beneficiary or if a beneficiary dies before the date of the Participant’s death and no contingent beneficiary has been designated, then the benefits which are payable as aforesaid shall be paid to his surviving spouse, or if none, to his estate.

9. Claims Procedure. A Participant or his designated beneficiary or beneficiaries may make a claim for benefits under this Plan by filing a written request with the Committee. If a claim is wholly or partially denied, the Committee shall furnish the claimant with written notice setting forth in a manner calculated to be understood by the claimant:

(a) the specific reason or reasons for the denial;

(b) specific reference to the pertinent provisions of this Plan on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect his claim and an explanation why such material or information is necessary; and

(d) appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review.

Such notice shall be furnished to the claimant within ninety (90) days after the receipt of his claim, unless special circumstances require an extension of time for processing his claim. If an extension of time for processing is required, the Committee shall, prior to the termination of the initial ninety (90) day period, furnish the claimant with written notice indicating the special circumstances requiring an extension and the date by which the Committee expects to render its decision. In no event shall an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.

A claimant may request the Committee to review a denied claim. Such request shall be in writing and must be delivered to the Committee within sixty (60) days after receipt by the claimant of written notification of denial of claim. A claimant or his duly authorized representative may:

(a)	review pertinent documents, and

(b)	submit issues and comments in writing.

The Committee shall notify the claimant of its decision on review not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension must be furnished to the claimant prior to the commencement of the extension. The Committee’s decision on the review shall be in writing and shall include specific reasons for the decision, as well as specific references to the pertinent provisions of this Plan on which the decision is based.

10. Unsecured Promise. Nothing contained in this Plan shall create or require the Bank to create a trust of any kind to fund the benefits payable hereunder. To the extent that a Participant or any other person acquires a right to receive payments from the Bank, such individual shall at all times remain an unsecured general creditor of the Bank.

11. Assignment. The right of a Participant or any other person to the payment of benefits under this Plan shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized by the Bank.

12. Continued Service. Nothing contained herein shall be construed to grant the Participant the right to be retained in the service of the Bank or any other rights or interests other than those specifically set forth.

13. Amendment, Suspension or Termination. Prior to the commencement of payment of benefits to a Participant or his beneficiary, the Bank, upon sixty (60) days prior written notice to a Participant, shall have the right to suspend, terminate or amend this Plan; provided, however, no such suspension, termination or amendment shall adversely affect the rights of a Participant or any beneficiary to the funds and benefits which have accrued as of the date of such action.

14. Successors. This Plan shall be binding upon and inure to the benefit of the Bank, its successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.

15. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Louisiana.

[Signature page follows]

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed by its duly authorized officers as of the date first written above.

Attest:		STATE-INVESTORS BANK

By:	/S/ Shirley A. Birrcher	By:	/S/ Anthony S. Sciortino
	Shirley A. Birrcher		Anthony S. Sciortino
	Corporate Secretary		Chairman, President and Chief Executive Officer

SCHEDULE A

STATE-INVESTORS BANK

2009 SUPPLEMENTAL RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS

Pursuant to Section 1 of the State-Investors Bank 2009 Supplemental Retirement Plan for Non-Employee Directors (the “Plan”), the following non-employee directors of State-Investors Bank (the “Bank”) are deemed to be Participants in the Plan as of the Effective Date of the Plan:

Jules Albert, Jr.	Sal Panzeca
Joseph Lepow	Margaret Vetter
Mahlon Oustalet	Dalton Woolverton

As of the Effective Date of the Plan, each of Directors Albert, Oustalet, Vetter and Woolverton had at least fifteen (15) years of service to the Bank and had attained at least age sixty-five (65). As a result, each of these four Participants was deemed to be 100% vested in the Supplemental Retirement Benefit as of the Effective Date of the Plan.

For the following Participants who are not 100% vested on the Effective Date of the Plan, the Participant will vest in the Supplemental Retirement Benefit based on the following schedule with respect to service credit to be earned by such Participants after the Effective Date of the Plan:

DIRECTOR	VESTING DATE	VESTING PERCENTAGE

Sal Panzeca (1)	June 9, 2009	50%
	June 30, 2010	60%
	June 30, 2011	70%
	June 30, 2012	80%
	June 30, 2013	90%
	June 30, 2014	100%

Joseph Lepow (2)	June 9, 2009	10%
	June 30, 2010	20%
	June 30, 2011	30%
	June 30, 2012	40%
	June 30, 2013	50%
	June 30, 2014	60%
	June 30, 2015	70%
	June 30, 2016	80%
	June 30, 2017	90%
	June 30, 2018	100%

(1)

Mr. Panzeca is deemed to have 10 years of service credit and is 50% vested in the Supplemental Retirement Benefit as of the Effective Date of the Plan. Thereafter, Mr. Panzeca will vest in the full Supplemental Retirement Benefit at the rate of 10% per year for each additional year of service credit earned after the Effective Date of the Plan, commencing June 30, 2010.

(2)

Mr. Lepow is deemed to be 10% vested in the Supplemental Retirement Benefit as of the Effective Date of the Plan. Thereafter, Mr. Lepow will vest in the full Supplemental Retirement Benefit at the rate of 10% per year for each additional year of service credit earned after the Effective Date of the Plan, commencing June 30, 2010.

A-1